Exhibit (a)

AGREEMENT AND DECLARATION OF TRUST

ALLIANZ GLOBAL INVESTORS VIT

THIS AGREEMENT AND DECLARATION OF TRUST of Allianz Global Investors VIT (the “Trust”) is made at Boston, Massachusetts this 30th day of May, 2012 for the purpose of organizing a Massachusetts business trust pursuant to Chapter 182 of the Massachusetts General Laws.

The undersigned hereby certifies as follows:

1.	Name. The name of the Trust is Allianz Global Investors VIT.

2.	Addresses. The Trust’s address is c/o Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199-3600. The address of the Trustee is c/o Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199-3600.

3.	Beneficial Interest. The beneficial interest of the Trust (or of any Series or Class) shall be divided into equal proportionate transferable units of interest (“Shares”) from time to time. The number of Shares authorized shall be unlimited.

4.	Series. “Series” or “Series of Shares” refers to the one or more separate investment portfolios of the Trust into which the assets and liabilities of the Trust may be divided and the Shares of the Trust representing the beneficial interest of Shareholders in such respective portfolios. The Shares of the Trust shall be issued in one or more Series as the Trustees may, without shareholder approval, authorize, within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), and shall represent a separate investment portfolio of the Trust. The beneficial interest in each Series shall at all times be divided into Shares, without par value, each of which shall, except as otherwise provided herein, represent an equal proportionate interest in the Series with each other Share of the same Series, none having priority or preference over another.

5.	Class. “Class” or “Class of Shares” refers to the division of Shares representing any Series into two or more Classes. The Trustees may, without Shareholder approval, divide the Shares of any Series into two or more Classes, with Shares of each such Class having such preferences and special or relative rights and privileges (including conversion rights, if any) as the Trustees may determine and as shall be set forth herein and/or in the Trust’s Plan adopted pursuant to Rule 18f-3 under the 1940 Act.

6.	Amendment. A majority of the Trustees shall have the power to amend this Declaration of Trust, at any time and from time to time, in such manner as a majority of the Trustees may determine in their sole discretion, without the need for shareholder action.

7.	Limitation of Liability. The Trustees shall not be responsible or liable in any event for any neglect or wrong-doing of any officer, agent, employee, manager or principal underwriter of the Trust, nor shall any Trustee be responsible for the act or omission of any other Trustee, but nothing herein contained shall protect any Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Every note, bond, contract, instrument, certificate or undertaking and every other act or thing whatsoever issued, executed or done by or on behalf of the Trust or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been issued, executed or done only in or with respect to their or his capacity as Trustees or Trustee, and such Trustees or Trustee shall not be personally liable thereon.

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the Trust, has duly executed this Agreement and Declaration of Trust as of the 30th day of May, 2012.

/s/ Maureen A. Meredith
Maureen A. Meredith, Esq.
Initial Sole Trustee

COMMONWEALTH OF MASSACHUSETTS	)
)
COUNTY OF SUFFOLK	)ss.

On the 30th day of May, 2012, before me, the undersigned notary public, personally appeared Maureen A. Meredith, proved to me through satisfactory evidence of identification, which consisted of an Ohio driver’s license, to be the person whose name is signed above and acknowledged to me that (s)he signed it as Trustee for Allianz Global Investors VIT voluntarily for its stated purpose.

/s/ Bridget A. Gallagher
Bridget A. Gallagher
Notary Public
My Commission Expires: June 15, 2012